AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 24, 1999
                                                      REGISTRATION NO. 333-82027
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                 AMENDMENT NO.1
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------
                              THINK NEW IDEAS, INC.
                 (name of small business issuer in its charter)
                                   ----------

           DELAWARE                          7389                    95-4578104
 (State or jurisdiction of       (Primary Standard Industrial    (I.R.S. Employer
 incorporation or organization)   Classification Code Number)   Identification Number)

                               45 WEST 36TH STREET
                            NEW YORK, NEW YORK 10018
                                 (212) 629-6800
          (address and telephone number of principal executive offices)

                               45 WEST 36TH STREET
                            NEW YORK, NEW YORK 10018
(address of principal place of business or intended principal place of business)
                                   ----------
                                  RONALD BLOOM
                             CHIEF EXECUTIVE OFFICER
                              THINK NEW IDEAS, INC.
                               45 WEST 36TH STREET
                            NEW YORK, NEW YORK 10018
                                 (212) 629-6800
            (name, address and telephone number of agent for service)
                                   COPIES TO:
                            VICTORIA A. BAYLIN, ESQ.
                    AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
                   1333 NEW HAMPSHIRE AVENUE, N.W., SUITE 400
                             WASHINGTON, D.C. 20036
                                 (202) 887-4000

                                   ----------
Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
================================================================================
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
================================================================================

                             SUBJECT TO COMPLETION,

                            DATED SEPTEMBER 24, 1999





PROSPECTUS

                                     [LOGO]

                              THINK NEW IDEAS, INC.
                        1,681,977 Shares of Common Stock

     These shares of common stock are being offered and sold from time to time by two of our current stockholders. We issued the shares, or reserved the shares for issuance, to the selling stockholders in connection with an investment that the selling stockholders made in THINK in March 1999.

     The selling stockholders may sell the shares from time to time at fixed prices, market prices, prices computed with formulas based on market prices or at negotiated prices and may engage a broker or dealer to sell the shares. For additional information on the selling stockholders' possible methods of sale, you should refer to the section of this prospectus entitled "Plan of Distribution" on page 16. We will not receive any proceeds from the sale of the shares by the selling shareholders.

     This prospectus also covers such additional shares of common stock as may be issuable to the selling stockholders in the event of a stock dividend, stock split, recapitalization or other similar change in the common stock.


     Our common stock trades on the NASDAQ National Market under the symbol "THNK." The last reported sale price of common stock on September 22, 1999 was $9.375 per share.


     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.


                The date of this prospectus is September 24, 1999



The information in this prospectus is not complete and may change. Neither Think New Ideas, Inc. nor the selling stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and neither Think New Ideas, Inc. nor the selling stockholders are soliciting offers to buy these securities in any state that does not permit that offer or sale.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. NEITHER WE NOR THE SELLING STOCKHOLDERS ARE MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                                TABLE OF CONTENTS

Think New Ideas, Inc.                                                          1
Corporate Information                                                          2
Recent Developments                                                            2
Risk Factors                                                                   2
Forward-Looking Statements                                                    13
Selling Stockholders                                                          14
Plan of Distribution                                                          15
Use of Proceeds                                                               17
Legal Matters                                                                 17
Experts                                                                       17
Where You Can Get More Information                                            17
Incorporation of Documents by Reference                                       18





                                      (i)

                              THINK NEW IDEAS, INC.

     THINK is a leading provider of integrated marketing, communications and technology solutions enabling Fortune 1000 and other sophisticated clients to utilize the internet and other interactive technologies to enhance their competitive position. We focus on identifying opportunities for companies to restructure their marketing and distribution strategies around interactive technologies and implementing creative solutions to deliver their messages with the greatest impact. Our solutions include various technological features containing customized interactive applications, e-commerce and e-catalog technology, consumer modeling and response technology and database development. We approach each client engagement utilizing our standard methodology, the THINK Vision Process. Through this process, THINK consultants research a client's business to determine the effectiveness of existing communications programs and how such programs may be improved and integrated into an interactive strategy that helps the client gain a competitive advantage in a changing business landscape.

     Founded in 1996, we have grown to include eight offices, employing approximately 400 professionals. We currently operate an international network of offices with headquarters in New York City and regional offices in Los Angeles, San Francisco and Torrance, California; Seattle, Washington; Boston, Massachusetts; Atlanta, Georgia; and London, England. We provide our integrated solutions through multi-disciplinary teams with creative, consulting and technological expertise combining the best practices from our network of offices.

     THE THINK SOLUTION: STRATEGIC INTEGRATION

     THINK integrates its core expertise in marketing, business processes and technology to provide integrated solutions enabling Fortune 1000 and other sophisticated clients to enhance their competitive position by determining and implementing their business strategies, building brand awareness and effectively communicating information to their internal and external constituents. We integrate our core expertise through a standardized process that begins with strategic planning and consulting and continues through implementation and post-implementation review and maintenance.

     MARKETING EXPERTISE

     Our marketing expertise helps clients identify their customers and other target audiences, defines the process of communicating to those audiences and analyzes the results of those communications. We apply our marketing expertise to each integrated solution that includes extending, enhancing and developing brands, designing corporate and product brand networks, integrating and developing media programming and acquiring and retaining customers.

     BUSINESS EXPERTISE

     Our expertise in business processes helps our clients improve the entire value chain of their businesses, from lead generation, consumer education, order relationship management, supply chain management and inventory procurement to the manufacturing and delivery of finished goods. We develop client-side assessment and participation, strategy development and specification documentation to incorporate the business process into each client's global strategy.

     TECHNOLOGY EXPERTISE

     Our technology expertise provides us with the ability to design, develop and implement integrated marketing and communications technology solutions. THINK is "technology agnostic," which allows us to develop secure, flexible and innovative solutions across a wide range of networking and telecommunications environments using third-party as well as proprietary technologies. Our technology expertise encompasses multiple system architectures, programming languages, broadband technologies, digital media applications and communication networks utilizing internet, intranet and extranet technologies.

                              CORPORATE INFORMATION

     Our executive offices are located at 45 West 36th Street, New York, NY 10018. Our telephone number is (212) 629-6800. Our website is www.thinkinc.com. Information contained in our website is not part of this prospectus.

                               RECENT DEVELOPMENTS


     On June 24, 1999, we entered into an agreement and plan of merger with AnswerThink Consulting Group, Inc. ("AnswerThink") pursuant to which AnswerThink plans to acquire us. The stock-for-stock pooling-of-interests transaction, in which our stockholders will receive 0.70 shares of AnswerThink common stock for each share of THINK common stock, is expected to close in November 1999, subject to various conditions, including customary regulatory approvals and approval by our stockholders. For a more complete discussion of this transaction, please refer to THINK's current report on Form 8-K dated June 30, 1999 which is incorporated by reference.


                                  RISK FACTORS

     A purchase of our common stock involves risk. We list below some risks that could harm our business, financial condition, operating results and stock price. Other risks that we cannot now foresee might also hurt us. You should carefully consider these factors and the other information in this prospectus in evaluating THINK and deciding whether to purchase our common stock.

     OUR FUTURE PROFITABILITY IS UNCERTAIN DUE TO CONTINUING OPERATING LOSSES AND OUR LIMITED HISTORY OF COMBINED OPERATIONS


     THINK was formed in January 1996, completed the acquisition of various companies that formed its initial core business in June 1996 and has grown since its inception both through acquisitions and, to a lesser extent, internal growth. Although certain of the acquired businesses have been in operation for some time, we have a limited history of combined operations. Consequently, the historical and financial information contained in this prospectus may not be indicative of our future financial condition and performance. We experienced operating losses in each of the fiscal quarters ended September 30, 1998, December 31, 1998 and March 31, 1999. For the year ended June 30, 1999, we had an accumulated deficit of approximately $43,537,000. Future operating results will depend on many factors, including:

     o    the demand for our services;

     o our ability to maintain our client relationships and perform services for new clients;

     o our ability to integrate successfully the many diverse businesses we have acquired;

     o    our success in attracting and retaining qualified personnel; and

     o    our ability to respond to competitive developments.

     COMPETITION COULD RENDER OUR SERVICES UNCOMPETITIVE

     The market for our services is highly competitive and is characterized by pressures to incorporate new capabilities and accelerate job completion schedules. We face competition from a number of sources, including specialized and integrated marketing and communication firms, information technology consulting firms and national and regional advertising agencies. In addition, many national advertising agencies have internally developed or acquired new media capabilities. New competitors have also emerged that either provide integrated or specialized services (e.g., corporate identity and packaging, advertising services or web site design) or are technologically proficient, especially in the new media arena. Many of our competitors or potential competitors have longer operating histories, longer client relationships and significantly greater financial, management, technology, development, sales, marketing and other resources than we have.

     Our business has moderately low barriers to entry. We have no technology that would preclude or inhibit competitors from entering our market. We expect that we will face additional competition from new market entrants. Existing or future competitors may develop or offer marketing communication services and products that provide significant performance, price, creative or other advantages over those offered by us, which could have a material adverse effect on our business, financial condition and results of operations.

     WE MAY NOT BE ABLE TO MANAGE SUCCESSFULLY THE RISKS ASSOCIATED WITH OUR EXPANSION

     Our business has grown rapidly in recent periods and our customer base has expanded significantly. In fiscal 1998, fiscal 1999 and through the date of this prospectus, we have

     o acquired companies with offices in Boston, Massachusetts; Seattle, Washington; San Francisco and Torrance, California; Atlanta, Georgia; Sofia, Bulgaria; and London, England; and

     o continued the integration of several companies into one corporate organization.

     We expect that the number of our employees will continue to grow and that both existing and new management personnel will increase their responsibilities. Our success depends on the ability of our executive officers and other members of senior management to operate effectively, both independently and as a group. This continued growth is expected to continue to strain our existing operational, financial and management information systems.

     Additionally, we have only two offices outside of the United States and have little experience in managing an international network of consulting offices and marketing services to international clients.

     There are also certain risks inherent in doing business on an international level. These risks include:

     o    unexpected changes in regulatory requirements;

     o    export and import restrictions;

     o    tariffs and other trade barriers;

     o    difficulties in staffing and managing foreign operations;

     o potentially adverse differences in business customs, practices, and norms;

     o    longer payment cycles;

     o    problems in collecting accounts receivable;

     o    political instability;

     o    fluctuations in currency exchange rates;

     o    software piracy;

     o    seasonal reductions in business activity; and

     o    potentially adverse tax consequences.

     One or more of these factors may materially adversely affect our future international operations and, consequently, our business, results of operations and financial condition.

     In addition, we plan to expand our offerings of integrated marketing communication services and products. There can be no assurance, however, that we will be successful in identifying new services or products that will be attractive to clients or that such services or products will ultimately generate revenues in excess of the costs of introducing them. Difficulties in recruiting and assimilating new personnel, enhancing our financial and operational controls and expanding our marketing and customer support capabilities may impede our ability to pursue our growth strategy. We may be unable to manage our recent or any future expansions effectively. Any inability to do so would have a material adverse effect on our business, financial condition and results of operations. In addition, we may be unable to sustain the rates of growth that we have experienced in the past.


     Further, as part of our business strategy, we have acquired companies in businesses that are complementary to our lines of business. Such acquisitions are accompanied by risks encountered when acquiring businesses, including:


     o difficulty in assimilating the operations and personnel of the acquired businesses;

     o    potential disruptions in our ongoing business;

     o difficulty in maintaining uniform standards, controls, procedures and policies; and

     o the impairment of relationships with our employees and clients as a result of the integration of new management personnel.

     We have eliminated and are continuing to eliminate portions of the businesses that we have acquired that no longer fit our business model. Consequently, our prior acquisitions may have a material adverse effect on our business, financial condition and results of operations.

     OUR TRANSITION FROM PROVIDING TRADITIONAL ADVERTISING SERVICES TO PROVIDING INTERACTIVE MARKETING AND CONSULTING SERVICES MAY PROVE UNSUCCESSFUL


     For the year ended June 30, 1999, traditional advertising clients accounted for twenty-six percent (26%) of our net revenues. The success of our transition into the interactive marketing and communication services sector cannot be certain. This market is characterized by extremely rapid change in technologies and in client requirements. Our reliance on this sector could materially affect our business, results of operations and financial condition.


     WE ARE SUSCEPTIVE TO GENERAL ECONOMIC CONDITIONS

     Our revenues and results of operations will be subject to fluctuations based upon the general economic conditions. If there were to be a general economic downturn or a recession in the United States, then we expect that business enterprises, including our clients and potential clients, will substantially and immediately reduce their advertising and marketing budgets. In the event of such an economic downturn, there can be no assurance that our business, operating results and financial condition would not be materially and adversely affected.

     OUR QUARTERLY OPERATING RESULTS AND MARGINS MAY CONTINUE TO FLUCTUATE

     Our quarterly operating results have fluctuated in the past and may fluctuate in the future as a result of a variety of factors, including:


     o the timing of the completion or cancellation of, or a material reduction in, major projects;

     o    the loss of a major client;

     o    the timing of the receipt of new business;

     o    the timing of the hiring or loss of personnel;

     o    the timing of the opening or closing of an office;

     o the relative mix of high margin creative projects as compared to lower margin production projects;

     o changes in the pricing strategies or business model of THINK or its competitors;

     o capital expenditures and other costs relating to the expansion of operations; and

     o    other factors that are outside of our control.

     Operating results could also be materially adversely affected by increased competition in our markets. Our operating margins may fluctuate from quarter to quarter depending on the relative mix of lower cost, full time employees as compared to higher cost, independent contractors.

     We experience some seasonality in our business which results from timing of product introductions and business cycles of our clients. Our revenues may be somewhat higher during certain quarters of our fiscal year reflecting the trends of our clients preparing marketing campaigns for products launched in anticipation of fall trade shows and the holiday season. As a result of the foregoing and other factors, we anticipate that we may experience material and adverse fluctuations in future operating results on a quarterly or annual basis. Therefore, we believe that period to period comparisons of our revenues and operating results are not necessarily meaningful and that such comparisons cannot be relied upon as indicators of future performance.

     DEPENDENCE ON KEY ACCOUNTS


     Our four largest clients accounted for twenty-six percent (26%) of our revenues for the year ended June 30, 1999, with fluctuations in the amount of revenue contribution from each such client from quarter to quarter. Our two largest clients during the year ended June 30, 1999, each accounted for approximately sixteen percent (16%) of our revenues during the period. Since our clients generally retain us on a project by project basis, a client from whom we generate substantial revenue in one period may not be a substantial source of revenue in a subsequent period. To the extent that our major clients do not remain a significant source of revenues, and we are unable to replace these clients, there could be a direct and immediate material adverse effect on our business, financial condition and operating results. Our typical project lasts from two to four weeks in the case of smaller projects and up to five months in the case of larger projects. Once a project is completed there can be no assurance that a client will engage us for further services. In addition, our clients may unilaterally reduce their use of our services or terminate existing projects without penalty. The termination of our business relationship with any of our significant clients or a material reduction in the use of our services by a significant client would have a material adverse effect on our business, financial condition and operating results.

     WE RELY ON OUR PROPRIETARY TECHNOLOGIES

     THINK regards certain of its products and technologies, including its software applications, as proprietary. THINK relies upon a combination of trademark, copyright and trade secret law, together with non-disclosure and invention assignment agreements, to establish and protect its proprietary rights. Much of our proprietary information may not be patentable, and THINK does not currently possess any patents. Our current intellectual property rights may not afford meaningful protection and our competitors may independently develop technologies that are substantially equivalent or superior to our technologies. Others may infringe our proprietary rights or assert claims that THINK's technologies infringe their proprietary rights. Litigation concerning the alleged violation of intellectual property rights is inherently uncertain and could result in significant costs to THINK, even if any such claims are not valid.

     OUR BUSINESS IS SUBJECT TO RAPID TECHNOLOGICAL CHANGE

     The market for marketing and communication services is characterized by rapid technological change, changes in user and client requirements and preferences, frequent new product and service introductions and evolving industry standards and practices. Any of these factors could render our existing service practices and methodologies obsolete. Our success will depend, in part, on our ability to improve our existing services, develop new services and solutions that address the increasingly sophisticated and varied needs of our current and prospective clients. We may not respond quickly, cost-effectively or sufficiently to these developments. If we are unable, for technical, financial or other reasons, to adapt in a timely manner in response to changing market conditions or client requirements, our business, results of operations and financial condition would be materially adversely affected.

     OUR INTERNET INFRASTRUCTURE IS VULNERABLE

     We currently operate servers and maintain Internet connectivity from many of our offices. Although THINK has implemented network security measures, such as limiting physical and network access to its routers, THINK's Internet infrastructure could be vulnerable to computer viruses, break-ins and similar disruptive problems. Computer viruses, break-ins or other security problems could lead to interruption, delays or cessation in service to THINK's Internet customers. Further, inappropriate use of the Internet could also potentially jeopardize the security of confidential information stored in the computer systems of THINK's customers and other entities connected to the Internet. This may deter customers and give rise to potential liability to users whose security or privacy has been infringed.

     OUR COMPUTER SYSTEMS AND EQUIPMENT COULD FAIL

     Our success depends on our ability to deliver high quality, uninterrupted internet hosting. Therefore, we must protect our computer equipment and the information stored in our servers against damage by fire, natural disaster, power loss, telecommunications failures, unauthorized intrusion and other catastrophic events. Any damage or failure that causes interruptions in our operations could have a material adverse effect on our business, results of operations and financial condition. In particular, a failure at our New York office, if prolonged, could result in reduced revenues, loss of customers and damage to our reputation. We have an aggressive and stable back-up plan that encompasses daily full backups of all server platforms - both inter-company and hosting devices. We have contracted an off-site storage vendor to store the backup off-site in an elements-proof storage facility outside the New York City area. This rotation occurs on a weekly basis. We have the ability to retrieve at any time the data back onsite if a need to do so should ever arise. This facility also provides multiple network environments if ever the need arose to duplicate a server at their location due to the inability to do so at THINK (fire, flood, etc.). The automated backup process is accessible by only the most senior members of our corporate technology services department. Any of these events could have a material adverse effect on our business, results of operations and financial condition. Although we carry property and business interruption insurance to cover our operations, the coverage may not be adequate to compensate the losses that may occur.

     OUR FIXED-PRICE CONTRACTS INVOLVE FINANCIAL RISK

     We generate most of our project revenues on a fixed fee-for-service basis. We assume greater financial risk on fixed-price type contracts than on either time-and-material or cost-reimbursable contracts. Failure to document the project properly, anticipate technical problems, estimate costs accurately or control costs during performance of a fixed-price contract may reduce our profit or cause a loss. However, if we do not accurately anticipate the progress of a number of significant revenue-generating projects, our business, results of operations and financial condition could be materially adversely affected.

     WE MAY HAVE CONFLICTS OF INTEREST

     Conflicts of interest are inherent in certain segments of the marketing communications industry, particularly in advertising. THINK has in the past and will in the future be unable to pursue potential advertising and other opportunities because such opportunities will require THINK to provide services to direct competitors of existing THINK clients. In addition, THINK risks alienating or straining relationships with existing clients each time THINK agrees to provide services to indirect competitors of existing THINK clients. Conflicts of interest may jeopardize the stability of revenues generated from existing clients and preclude access to business prospects, either of which developments could have a material adverse effect on THINK's business, financial condition and results of operations.

     WE MAY BE SUBJECT TO LEGAL LIABILITY TO OUR CLIENTS

     Many of our consulting engagements involve the development, implementation and maintenance of applications that are critical to the operations of our clients' businesses. Our failure or inability to meet a client's expectations could injure our business reputation or result in a claim for substantial damages against us, whether or not we are responsible for such failure. We attempt to limit contractually our damages arising from negligent acts, errors, mistakes or omissions in rendering our services. These contractual protections may not, however, be enforceable in all instances and may not otherwise fully protect us from liability for damages. We maintain general liability insurance coverage, including coverage for errors and omissions. Nevertheless, this coverage may not continue to be available on reasonable terms and may not be available in amounts sufficient to cover one or more large claims. In addition, the insurer may disclaim coverage as to any future claim. Our business, results of operations and financial condition may be materially adversely affected if one or more large claims are asserted against us that are uninsured, exceed available insurance coverage or result in changes to our insurance policies, including premium increases.

     LOSS OF KEY MANAGEMENT PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS

     THINK's operations depend on the continued efforts of its senior management, including Ronald Bloom, THINK's chairman and chief executive officer. Mr. Bloom performs significant marketing, sales and product development functions. The loss of the services of any of THINK's officers could be detrimental to THINK. Mr. Bloom and certain other members of senior management have entered into employment agreements with THINK. Several of these agreements contain noncompete provisions that may not be enforceable in certain states.

     Qualified employees are in great demand and are likely to remain a limited resource for the foreseeable future. Competition for skilled creative and technical talent is intense. THINK may not be successful in attracting and retaining such personnel. In addition, our ability to generate revenues relates directly to the number and expertise of the personnel that are available to work on our projects. Any failure by THINK to retain existing employees or to hire new employees when necessary could have a material adverse effect upon THINK's business, financial condition and results of operations.

     IMPACT OF YEAR 2000


     During calendar 1999 we have been, and continue to be, engaged in efforts to identify and remediate our exposure to the impact of the year 2000 ("Y2K") on our computer hardware and software systems. The Y2K issue is the result of computer programs being written using two digits, rather than four, to define the applicable year. Any of the THINK's computer programs that have two digit date sensitive software may encounter system failures or miscalculations if date entry of "00" is recognized as the year 1900 rather than 2000. The failure of our critical computer systems to properly recognize the year 2000 could result in the interruption of THINK's operations and have material adverse affects on our financial position and results of operations.

     We have studied the importance to THINK's operations our various hardware and software systems, and are giving priority to the remediation of those systems that have been deemed critical. Currently, THINK personnel, with the assistance of consultants from AnswerThink, are reviewing THINK's critical hardware and software systems to identify those with potential Y2K issues and develop remediation plans. In general, THINK's systems for processing accounting data, and for hosting the Internet functions of clients, are the systems likely to contain Y2K issues, while our other software and hardware systems, because of the relative newness, are already Y2K compliant. To date THINK's expenditures for the study and remediation of our Y2K issues, which, except of the costs for the purchase of new software or the purchase or lease of new hardware, are being expensed as incurred, have not been material.

     In some instances the remediation of a system's Y2K issue will be accomplished by the correction of code within the software. This will be performed by THINK's personnel with the assistance of the consultants from AnswerThink. In other instances, the nature or degree of the Y2K non-compliance within a system will require the replacement of the hardware or software. THINK's initial Y2K remediation plan was revised when we reached the agreement for the proposed merger with AnswerThink. This is because, if the merger is completed, many of the our systems which may contain Y2K issues would be replaced by software and hardware systems currently used by AnswerThink which are more advanced than that of THINK's and which are already Y2K compliant. Accordingly, THINK's revised Y2K plan calls for the remediation of many of our Y2K issues through the conversion to AnswerThink systems prior to January 1, 2000, and we believe that if the merger is approved on the schedule currently contemplated that such conversion can be completed without material expenditures (including revenues lost due to the use of THINK and AnswerThink personnel for this internal project) prior to January 1, 2000.

     In the event the proposed merger with AnswerThink is not approved, THINK will engage AnswerThink on a consulting basis to complete the study and remediation of the our software and hardware systems. AnswerThink has expertise in this area, and THINK believes that the remediation of it critical systems could be completed by January 1, 2000. THINK currently estimates that the cost of engaging AnswerThink for this purpose, and for purchasing any required software or hardware, would approximate $500,000 to $1,000,000.

     As a part of our Y2K project THINK has also been addressing the Y2K readiness of vendors and other third parties deemed critical to THINK operations. We have been, and continue to, inquire of and receive from these vendors information on their Y2K compliance. These efforts will continue into the fourth quarter of calender 1999. To date THINK has not identified any critical vendor or third party that presents a material Y2K readiness issue. If a critical vendor or third party is found to not be Y2K ready, we will seek to convert to the use of an alternative vendor. In that regard, in many instances THINK, assuming the completion of the merger with AnswerThink, might convert to a vendor or third party with which AnswerThink already has a relationship.


     THINK is also in the process of developing contingency plans for Y2K issues that are not successfully identified and remediated by the efforts described above. Those contingency plans have not yet been fully developed. We believe that we will be able to successfully address all critical Y2K issues by January 1, 2000. However there can be no assurance that all Y2K issues will be resolved by that date, and THINK's failure to successfully identify and remediate all Y2K issues by January 1, 2000 could lead to an interruption of our operations and have a material adverse effect on our financial position and results of operations.

     THE MARKET PRICE OF OUR COMMON SHARES MAY BE HIGHLY VOLATILE


     The  trading  price of THINK's  Common  Stock has been and is  expected  to
continue  to  be  subject  to  extreme   fluctuations.   This  may  result  from
business-related issues such as:

     o    quarterly variations in operating results;

     o    the timing of commencement or completion of client projects;

     o    reductions   or  increases  in  client   spending  on  marketing   and
          communication services;

     o announcements or new services or business acquisitions by THINK or its competitors; or

     o    the gain or loss of client accounts.

          This may also result from stock market-related influences, such as:

     o    changes in estimates of securities analysts;

     o    the presence or absence of short-selling of THINK's common stock; and

     o    events   affecting  other  companies  that  the  market  deems  to  be comparable to THINK.

     In addition, the stock market has from time to time experienced extreme price and volume fluctuations that have particularly affected the market price of many technology-oriented companies and that often have been unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of THINK's common stock. As a result, the trading price of our common stock may not remain at or near its current level.

     FUTURE SALES OF COMMON STOCK COULD DILUTE THE OUTSTANDING COMMON SHARES AND THEREBY CAUSE OUR STOCK TO DECLINE

     Existing stockholders can sell outstanding shares of common stock and shares that may be issued on exercise of outstanding options and warrants under Rule 144 of the Securities Act of 1933, as amended, or through the exercise of outstanding registration rights. These sales, or the perception that these sales could occur, could have an adverse effect on the price of our common stock. In addition to the 1,681,977 shares of common stock offered hereby, shares of common stock will be eligible for sale in the public market under Rule 144 based on THINK's obligation to make certain earnout payments in connection with our previous acquisitions or with the acceleration of earnout payments pursuant to the agreement and plan of merger between THINK and AnswerThink Consulting Group, Inc.

     ANTI-TAKEOVER PROVISIONS COULD MAKE A THIRD-PARTY ACQUISITION DIFFICULT

     THINK's certificate of incorporation authorizes the issuance of up to 5,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors may issue shares of preferred stock with dividend, liquidation, conversion, voting or other rights without stockholder approval. This could adversely affect the voting power or other rights of the holders of common stock. Although we do not currently intend to issue any shares of preferred stock, we may do so in the future.

     In addition, our certificate of incorporation and bylaws contain provisions that may discourage certain transactions involving an actual or threatened change in control of THINK. The bylaws prescribe the manner in which stockholder proposals may be presented for consideration at meetings of stockholders. THINK is also subject to a Delaware statute regarding business combinations. Notwithstanding the merger with AnswerThink, any of these provisions may make it more difficult, or discourage an acquisition or change in control of THINK.

     WE DO NOT INTEND TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE

     THINK has not paid any dividends on its common stock since its incorporation. THINK anticipates that, for the foreseeable future, working capital and earnings, if any, will be retained for use in THINK's business operations and in the expansion of its business.

     RISKS RELATING TO THE ANSWERTHINK MERGER

     On June 24, 1999, we entered into an agreement and plan of merger with AnswerThink Consulting Group, Inc. We expect to close the merger in the fall of 1999. The closing is subject to conditions, including customary regulatory approvals, approval by our stockholders and AnswerThink's stockholders. There are numerous risks associated with the AnswerThink transaction:

     THE VALUE OF THE ANSWERTHINK COMMON STOCK OUR STOCKHOLDERS WILL RECEIVE IN THE MERGER COULD BE REDUCED IF THE MARKET VALUE OF ANSWERTHINK'S COMMON STOCK DECREASES.

     When we complete the merger, each share of our common stock will be exchanged for 0.70 of a share of AnswerThink common stock. This exchange ratio is fixed and will not be adjusted if the market price of AnswerThink's common stock changes. Before the merger's closing, if AnswerThink's stock price decreases, our stockholders will receive less value for their shares of our common stock that are exchanged in the merger. Also, we are not permitted to abandon the merger or resolicit our stockholders' approval solely because of changes in the market price of AnswerThink common stock. Accordingly, the specific value of AnswerThink common stock our stockholders will receive upon the merger's completion may decrease.

     WE MAY NOT REALIZE THE MERGER'S POTENTIAL BENEFITS.

     We entered into the merger agreement with AnswerThink with the expectation that the merger will result in benefits and potential cost savings. We can only achieve these benefits and savings if we can integrate our technology, operations and personnel timely and efficiently. If we fail to do this, we may lose customers or key employees. This integration could also divert our management's attention from operations. Among the challenges involved in this integration is demonstrating to our customers that the merger will not result in adverse changes in client service standards or business focus, and persuading our personnel that our business cultures are compatible. We may not be able to integrate successfully with AnswerThink and may not be able to realize any of the merger's anticipated benefits or cost savings. The failure to do so could impair AnswerThink's finances and business prospects after the merger.

     OUR EXECUTIVE OFFICERS AND DIRECTORS HAVE DIFFERENT INTERESTS FROM OUR SHAREHOLDERS IN CONNECTION WITH THE MERGER.

     Our directors and executive officers have interests in the merger and participate in certain arrangements that are different from, or are in addition to, those of our stockholders generally. These include continuing indemnification against certain liabilities. Also, Ronald Bloom, our Chairman and Chief Executive Officer, will become a director of AnswerThink if the merger closes. As a result, these directors and executive officers could be more likely to vote to approve the merger agreement and the merger than if they did not hold these interests.

     WE MAY LOSE RIGHTS UNDER OUR CONTRACTS WITH THIRD PARTIES IF WE DO NOT OBTAIN CONSENTS AND WAIVERS.

     We have contracts with many of our suppliers, customers, licensors, licensees, and other business partners. Under some of these contracts, we have to obtain the consent, waiver, or approval of these other parties in connection with the merger agreement. If we cannot do so, we and AnswerThink may lose the right to use intellectual property or other rights that are necessary for the operation of our business. We have agreed to use all reasonable efforts to secure the necessary consents, waivers and approvals. However, we cannot assure you that we will be able to obtain all of the necessary consents, waivers, and approvals. Our failure to do so could impair AnswerThink's finances and business prospects.

     FAILURE TO COMPLETE THE MERGER.

     If we do not complete the merger, we may be subject to a number of material risks, including the following:

     o we may be required to pay AnswerThink a termination fee of either $6 million or $3 million, depending on the circumstances;

     o an option we granted to AnswerThink to purchase 2,008,288 shares of our common stock for $18.50 per share may become exercisable; and

     o the market price of our common stock may decline to the extent that its current market price reflects a market assumption that the merger will be completed.

Also, the public announcement of our failure to complete the merger could have an adverse effect on:

     o    our sales and operating results;

     o our ability to attract and retain key management, marketing, and technical personnel; and

     o    progress of certain development projects.

You should note that we will have to pay the costs related to the merger, such as legal, accounting, and financial advisor fees, even if we do not close the merger.


     If the merger is not consummated and our board of directors determines to seek another merger or business combination, we cannot assure you that we will be able to find a partner willing to pay an equivalent or more attractive price than the merger consideration. In addition, while the merger agreement is in effect and subject to exceptions, we are prohibited from soliciting, initiating, knowingly encouraging, or entering into extraordinary transactions such as a merger, sale of assets, or other business combination with any party other than AnswerThink. Furthermore, if the merger agreement is terminated and AnswerThink exercises its option to purchase our common stock, we may not be able to account for future transactions as a "pooling of interests." Consequently, this inability to obtain pooling of interests accounting treatment could adversely affect our ability to enter into future transactions.


                           FORWARD-LOOKING STATEMENTS

     This  prospectus   contains   statements   about   activities,   events  or
developments which we expect or anticipate will or may occur in the future, including:

o business strategies;                  o acquisitions of assets and businesses;
o industry trends;                      o financial performance; and
o market potential;                     o other matters

     We also use in this prospectus the words "intend to," "anticipate," "expect," and similar expressions to identify those types of forward-looking statements. These statements are based on certain assumptions and analyses we have made in light of our perception of historical trends, current business and economic conditions and expected future developments as well as other factors. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties beyond our control, including:

o the risk factors discussed         o business opportunities,  or lack
  in this  prospectus;                 thereof, that may be presented to us; and

o general economic,  market          o other factors.
  or business conditions;

o changes in laws or regulations;


     Consequently, we cannot assure you that the actual results or developments we anticipate will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us. Additionally, although we believe that it is likely that the merger with AnswerThink will be completed on the terms contained in the merger agreement, the future strategies of the two companies, operating on a combined basis, may differ from the strategies THINK had been pursuing and which we would pursue if we continued to operate alone. In that regard, all discussions of our strategies, risk factors and forward-looking discussions in this prospectus are based on the continued operation of THINK alone (that is, without the completion of the proposed merger with AnswerThink) unless otherwise indicated.


                              SELLING STOCKHOLDERS

     The selling stockholders each currently beneficially own approximately 6.8% of our outstanding common stock. The selling stockholders acquired the shares of our common stock as well as options and warrants to purchase additional shares of common stock pursuant to the securities purchase agreement dated March 4, 1999 by and among THINK, Marshall Capital Management, Inc. and Capital Ventures International. Under the terms of the securities purchase agreement, we sold 871,142 shares of our common stock and warrants to purchase an additional 174,230 shares of our common stock for an aggregate purchase price of $6 million. The securities purchase agreement also gave the selling stockholders the option, for a one-year period, to purchase up to an additional 530,504 shares of our common stock and warrants to acquire up to 106,101 shares of common stock for a maximum aggregate purchase price of $5 million.


     The table below sets forth as of September 24, 1999:


     o the name of each selling stockholder who may sell our common stock pursuant to this prospectus;

     o the number of shares of common stock beneficially owned by such selling stockholder prior to the offering;

     o the number of shares of common stock to be offered by the selling stockholder pursuant to this prospectus; and

     o the number and percentage of shares of common stock to be beneficially owned by the selling stockholder after the offering.

------------------------- ----------------------- ----------------------- ------------------ -----------------
    NAME OF SELLING         NUMBER OF SHARES           NUMBER OF          NUMBER OF SHARES    PERCENTAGE OF
      STOCKHOLDER          BENEFICIALLY OWNED     SHARES TO BE OFFERED1,2      TO BE          SHARES TO BE
                              PRIOR TO THE                                  BENEFICIALLY      BENEFICIALLY
                               OFFERING1,2                                  OWNED AFTER        OWNED AFTER
                                                                              OFFERING3         OFFERING3
------------------------- ----------------------- ----------------------- ------------------ -----------------
Capital Ventures                 700,823                 700,823                  0                 0
International
------------------------- ----------------------- ----------------------- ------------------ -----------------
Marshall Capital                 700,823                 700,823                  0                 0
Management, Inc.
------------------------- ----------------------- ----------------------- ------------------ -----------------

1 Beneficial ownership is determined in accordance with rule 13d-3(d) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days are treated as outstanding only for purposes of determining the number of shares and percent owned by such person or group.

2 Neither selling stockholder is entitled to exercise the warrants acquired or which may be acquired by such selling stockholder under the securities purchase agreement by and among THINK and the selling shareholders to the extent that the shares of common stock to be received by the selling stockholder upon such exercise would cause such selling stockholder to beneficially own more than 4.99% of our common stock. Therefore, the number of shares set forth herein and which may be sold by the selling stockholders pursuant to this prospectus may exceed the number of shares of common stock such selling stockholder would otherwise beneficially own pursuant to Section 13(d) of the Exchange Act.

3 Assumes that all shares of our common stock to be offered are sold in the offering.

                              PLAN OF DISTRIBUTION

     We are registering the shares being offered hereunder in connection with the securities purchase agreement dated March 4, 1999 by and among THINK, Marshall Capital Management, Inc. and Capital Ventures International. In connection with this securities purchase agreement, both we and the selling stockholders have agreed to indemnify the other against certain liabilities, including liabilities under the Securities Act.

     The selling stockholders (and their respective pledgees, transferees, donees or other successors in interest) may offer and sell the shares of our common stock covered by this prospectus from time to time as follows:

     o    in the open market;

     o    on the NASDAQ National Market;

     o    in privately negotiated transactions;

     o    in an underwritten offering; or

     o    a combination of such methods or any other legally available means.

     Such sales may be made at varying prices determined by reference to, among other things:

     o    market prices prevailing at the time of the sale

     o    prices related to the then-prevailing market price; or

     o    negotiated prices.

     Negotiated transactions may include:

     o    purchases  by  a  broker-dealer   as  principal  and  resale  by  such
          broker-dealer for its account pursuant to this prospectus;

     o ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

     o block trades in which a broker-dealer so engaged will attempt to sell the shares as agent but may take a position and resell a portion of the block as principal to facilitate the transaction.

     In connection with distributions of our common stock, either selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. Either selling stockholder may also sell our common stock short and deliver the common stock to close out such short positions. Either selling stockholder may also enter into option or other transactions with broker-dealers that involve the delivery of our common stock to the broker-dealers, which may then resell or otherwise transfer such common stock. Either selling stockholder also may loan or pledge our common stock to a broker-dealer which may then sell our common stock so loaned or upon a default may sell or otherwise transfer the pledged common stock.

     Broker dealers may receive commissions or discounts from the selling stockholders in amounts to be negotiated immediately prior to the sale. The selling stockholders and any broker executing selling orders on behalf of the selling stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act. Commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act.

                                 USE OF PROCEEDS

     The shares of common stock offered through this prospectus are being registered for the account of the selling stockholders. Accordingly, we will not receive any proceeds from the sale of the shares of common stock. The principal reason for this offering is to enable the selling stockholders to resell the common stock acquired, and to be acquired, under the securities purchase agreement between THINK, Marshall Capital Management, Inc. and Capital Ventures International.

                                  LEGAL MATTERS

     The validity of the common stock being offered hereby will be passed upon for us by Akin, Gump, Straus, Hauer, & Feld, L.L.P. of Washington, D.C.

                                     EXPERTS


     The consolidated financial statements of THINK New Ideas incorporated by reference into this prospectus, are audited by Ernst & Young L.L.P., independent auditors, as set forth in their report thereon included therein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN GET MORE INFORMATION

     We have filed a registration statement with the Securities and Exchange Commission relating to the offering described in this prospectus. As allowed by the Securities and Exchange Commission's rules, this prospectus does not contain all of the information that you can find in the registration statement. You are referred to the registration statement and the exhibits thereto for further information. This prospectus is qualified in its entirety by such other information. A copy of the registration statement, including the exhibits and schedules thereto, may be inspected without charge at the public reference facilities of the Securities and Exchange Commission described below, and copies of such material may be obtained from such office upon payment of the fees prescribed by the Securities and Exchange Commission.

     We file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at the following locations:

   Judiciary Plaza           New York Regional Office    Chicago Regional Office
450 Fifth Street, N.W.         7 World Trade Center          Citicorp Center
     Room 1024                    Suite 1300             500 West Madison Street
Washington, D.C. 20549         New York, NY 10048               Suite 1400
                                                            Chicago, IL 60661

     Copies of such material can also be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed rates. Furthermore, the Securities and Exchange Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

     You may also obtain information on the operation of the Securities and Exchange Commission's Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Securities and Exchange Commission allows us to "incorporate by reference" information into this prospectus by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this prospectus except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed with the Securities and Exchange Commission. These documents contain important information about us:


     (1) our annual report on Form 10-KSB/A for the fiscal year ended June 30, 1999;

     (2) our proxy statement for the special meeting of the stockholders to be held on November 3, 1999; and


     (3) our current reports on Form 8-K and 8-KA dated July 13, 1998, August 14, 1998, September 11, 1998, March 12, 1999, March 29, 1999 and June
          30, 1999;


     (4) the description of the common stock contained in our registration statement filed under Section 12 of the Securities Exchange Act on Form 8-A on November 21, 1996, as incorporated by reference from our registration statement on Form SB-2 filed on September 26, 1996, Registration No. 333-12795 and any amendment or report filed for the purpose of updating such description.

     This prospectus also incorporates by reference all documents that may be filed by us pursuant to Sections 12, 13(a), 13(c) 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold. Any statement contained in this prospectus or in a document incorporated by reference herein shall be deemed modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other document which is also incorporated by reference herein modifies or supersedes such statement.


     We will provide you, upon your written or oral request, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus, excluding any exhibits unless the exhibit is specifically incorporated by reference into such documents. Your requests should be directed to Think New Ideas, Inc., Attention: Mary Acoury, Secretary, 45 W. 36th Street, 12th Floor, New York, New York 10018. Ms. Acoury's telephone number is (212) 629-6800.

                                1,681,977 SHARES




                                     [LOGO]




                              THINK NEW IDEAS, INC.







                                  COMMON STOCK

                                 ---------------

                                   PROSPECTUS

                                 ---------------








                               September 24, 1999

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses to be incurred by THINK in connection with the issuance and distribution of the securities being registered pursuant to this registration statement, other than underwriting discounts and commissions, are estimated as follows:

   SEC Registration Fee..........................................     $ 7,248
   Listing Fees..................................................     $     0
   Printing Expenses.............................................     $     0
   Legal Fees and Expenses.......................................     $25,000
   Accountant's Fees and Expenses................................     $ 1,000
   Miscellaneous Expenses........................................     $   500
                                                                      ----------
   Total.........................................................     $33,748
                                                                      ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers provided that this provision shall not eliminate or limit the liability of a director:

     o for any breach of the director's duty of loyalty to the corporation or its stockholders;

     o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     o    arising under Section 174 of the Delaware General Corporation Law; or

     o for any transaction from which the director derived an improper personal benefit.

     The Delaware General Corporation Law further provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, vote of stockholders or otherwise.

     Article Seven of THINK's Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law.

     Article XI of the THINK's Bylaws states that we may advance costs incurred by officers and directors in their defense of any civil, criminal, administrative or investigative action or proceeding arising out of their capacity or status as directors and officers.

     The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against any such person in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

ITEM 16.  EXHIBITS

Exhibit No.

     4.1 Securities purchase agreement dated March 4, 1999 by and among THINK, Marshall Capital Management, Inc. and Capital Ventures International
          (1)

     4.2 Registration rights agreement dated March 4, 1999 by and among THINK, Marshall Capital Management, Inc. and Capital Ventures International
          (1)


     5.1  Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.(2)

     23.1 Consent of Akin,  Gump,  Strauss,  Hauer & Feld,  L.L.P.  (included in
          Exhibit 5.1)(2)


     23.2 Consent of Ernst & Young, L.L.P., Independent Accountants



--------------------------------------------------------------------------------


     (1) Incorporated by reference to the Current Report on Form 8-K, as filed on March 12, 1999.

     (2)  Incorporated by reference to the Form S-3, as filed on June 30, 1999.

ITEM 17.  UNDERTAKINGS.

(A) We hereby undertake:

(1) To file, during any period in which we offer or sell securities, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.

    (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(B) We hereby undertake to supplement the prospectus, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering.

(C) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of THINK to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by THINK of expenses incurred or paid by a director, officer or controlling person of THINK in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, THINK will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, THINK hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-3 and authorizes this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 24, 1999.


                                                 Think New Ideas, Inc.



                                                  By: /s/  DANIEL NICHOLAS
                                                      -------------------
                                                        (Daniel Nicholas)
                                                        Chief Financial Officer

     In  accordance   with  the   requirements   of  the  Securities  Act,  this
registration statement was signed by the following persons in the capacities and on the dates stated.



       SIGNATURE                                             TITLE                            DATE
       ---------                                             -----                            ----

/s/ Ronald Bloom                                  Chief Executive Officer              September 24, 1999
----------------------------------                and  Director,  (Principal
    (Ronald Bloom)                                Executive Officer)

/s/ Ronald Bloom (attorney-in-fact)                                                    September 24, 1999
----------------------------------
    (Adam Curry)                                  Chief Technology Officer and
                                                  Director


/s/ Daniel Nicholas                               Chief Financial Officer, (Principal  September 24, 1999
----------------------------------                Financial and Accounting Officer)
    (Daniel Nicholas)

/s/ Ronald Bloom (attorney-in-fact)               Director                             September 24, 1999
----------------------------------
    (Barry Wagner)

/s/ Ronald Bloom (attorney-in-fact)               Director                             September 24, 1999
----------------------------------
    (Richard Char)

/s/ Ronald Bloom (attorney-in-fact)               Chief Creative Officer and Director  September 24, 1999
----------------------------------
    (Larry Kopald)

/s/ Ronald Bloom (attorney-in-fact)               Director                             September 24, 1999
----------------------------------
    (Scott Metcalf)

/s/ Ronald Bloom (attorney-in-fact)               Director                             September 24, 1999
----------------------------------
   (Ken Orton)

                                       II-4